Exhibit 99.1

Osiris Therapeutics Reports Fourth Quarter and Full Year 2011 Financial Results

COLUMBIA, Md. - March 9, 2012 - Osiris Therapeutics, Inc. (NASDAQ: OSIR), the leading stem cell company focused on developing and commercializing products to treat medical conditions in inflammatory, cardiovascular, orthopedic, and wound healing markets, announced today its results for the fourth quarter and full year ended December 31, 2011.

Recent and Full Year Highlights

•                  Expanded the company’s commercial infrastructure for our lead products Grafix® and Ovation®, increasing Biosurgery revenue in the fourth quarter more than 130% over the previous quarter.

•                  Achieved top scoring abstract at the 24th Annual Symposium on Advanced Wound Care for one of three abstracts the company presented describing the science and initial clinical results of Grafix, a living skin substitute.

•                  Fully filed response to inquiries from the Biologics and Genetic Therapies Directorate of Health Canada regarding the Prochymal New Drug Submission (NDS) and post marketing commitments.

•                  Inspected by the U.S. Food and Drug Administration with no deficiencies noted.

•                  Received International Organization for Standardization (ISO) medical device certification, an internationally recognized quality standard.

•                  Completed enrollment in a 220-patient Phase 2 trial of Prochymal for patients experiencing their first heart attack.

•                  Reported update on first-of-a-kind Phase 2 trial evaluating Prochymal for newly diagnosed type 1 diabetes, conducted in partnership with JDRF.

•                  Reported cash, receivables, and short-term investments of $48.0 million at year-end.

“We are very pleased with the commercial performance of our two Biosurgery products, Grafix and Ovation,” said C. Randal Mills, Ph.D., President and Chief Executive Officer of Osiris.  “As interest in stem cell products for surgical applications intensifies, Osiris remains uniquely positioned as the clear leader in this space.   Additionally, with Prochymal being used around the world to treat patients with life-threatening GvHD through our Expanded Access program, our Therapeutic and Biosurgery units are carrying out our mission of bringing Smart Medicine, to patients, Right Now.”

Fourth Quarter Financial Results

Net income for the fourth quarter of 2011 increased to $5.0 million, compared to $4.4 million for the fourth quarter of 2010.  Revenues were $11.0 million in the fourth quarter of 2011, consisting primarily of the amortization of license fees from our collaboration agreements.  Our fourth quarter Biosurgery product revenues were $0.8 million.  Revenues during the fourth quarter of 2010 were $10.8 million. As of December 31, 2011, Osiris had $48.0 million of cash, receivables, and short-term investments.

Research and development expenses for the fourth quarter of 2011 were $4.2 million, compared to $5.0 million incurred in the fourth quarter of 2010. General and administrative expenses were $1.5 million for the fourth quarter of 2011 compared to $1.8 million for the same period of the prior year.  Net cash used in operations for the quarter was $4.6 million.

Full Year 2011 Financial Highlights

Net income was $14.9 million for the fiscal year ended December 31, 2011 compared to $13.1 million in fiscal 2010. Revenues of $42.4 million were recognized in 2011, including $40.0 million from the Genzyme collaboration agreement, $1.0 million from the research, development and commercialization agreement with the JDRF and $1.3 million of revenues from our Biosurgery products. Revenues in 2010 were $43.2 million, which included $40.0 million from the Genzyme collaboration agreement, $0.5 million from the U.S. Department of Defense contract, $1.2 million from the JDRF agreement and a $1.0 million milestone earned on our license agreement with JCR Pharmaceuticals.

R&D expenses for the 2011 fiscal year were $19.2 million compared to $23.5 million in the prior year. G&A expenses in fiscal 2011 were $7.9 million, which include $2.4 million of non-cash share based payments.  G&A expenses in fiscal 2010 were $6.5 million, including $0.7 million of share-based payments.

Webcast and Conference Call

A webcast and conference call to discuss the financial results is scheduled for today, March 9, 2012 at 9:00 a.m. ET.  To access the webcast, visit the Investor Relations- section of the company’s website at http://investor.osiris.com/events.cfm.  Alternatively, callers may participate in the conference call by dialing (877) 303-6133 (U.S. participants) or (970) 315-0493 (international participants).

A replay of the conference call will be available approximately two hours after the completion of the call through March 15, 2012. Callers can access the replay by dialing (855) 859-2056 (U.S. participants) (404) 537-3406 (international participants). The audio replay passcode is 54951517. To access a replay of the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc. is the leading stem cell company focused on developing and marketing products to treat medical conditions in inflammatory, cardiovascular, and orthopedic areas and wound healing.  Osiris currently markets and distributes Grafix and Ovation for tissue repair.  The company’s pipeline of internally developed biologic drug candidates under evaluation includes Prochymal for inflammatory, autoimmune and cardiovascular indications, as well as Chondrogen for arthritis in the knee. Osiris is a fully integrated company,

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

with capabilities in research, development, manufacturing and distribution of stem cell products. Osiris has developed an extensive intellectual property portfolio to protect the company’s technology, including 46 U.S. and 144 foreign patents.

Osiris, Prochymal, Grafix and Ovation are registered trademarks of Osiris Therapeutics, Inc.  More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements include, but are not limited to, statements regarding the following: our product development efforts; our clinical trials and anticipated regulatory requirements and the ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for Prochymal, Chondrogen and our other MSC and biologic drug candidates; our cash needs; patents and proprietary rights; the safety and ability of our potential products to treat disease and the results of our scientific research; our plans for sales and marketing; our plans regarding our facilities; types of regulatory frameworks we expect will be applicable to our potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Erica Elchin

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com

OSIRIS THERAPEUTICS, INC.

Condensed Balance Sheets

Amounts in thousands

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash	$1,661	$1,442
Investments available for sale	45,604	66,166
Accounts receivable	728	1,928
Inventory	767	510
Deferred tax asset	2,188	3,170
Prepaid expenses and other current assets	470	736
Total current assets	51,418	73,952

Property and equipment, net	2,463	3,127
Restricted cash	392	521
Other assets	—	184
Total assets	$54,273	$77,784

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$4,692	$5,569
Deferred revenue, current portion	3,333	40,960
Total current liabilities	8,025	46,529

Deferred revenue, net of current portion	—	3,333
Other long-term liabilities	430	465
Total liabilities	8,455	50,327

Stockholders’ equity
Common stock, $.001 par value, 90,000 shares authorized, 32,828 shares outstanding - 2011, 32,794 shares outstanding - 2010	33	33
Additional paid-in-capital	278,092	274,646
Accumulated other comprehensive income (loss)	20	(3)
Accumulated deficit	(232,327)	(247,219)
Total stockholders’ equity	45,818	27,457
Total liabilities and stockholders’ equity	$54,273	$77,784

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Operations
Amounts in thousands, except per share data

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)
Product revenues	$765	$84	$1,263	$183
Cost of product revenues	322	28	531	62
Gross profit	443	56	732	121

Revenue from collaborative research agreements, government contract and royalties	10,279	10,681	41,140	43,021

Operating expenses:
Research and development	4,218	5,025	19,156	23,501
General and administrative	1,476	1,773	7,881	6,450
	5,694	6,798	27,037	29,951

Income from operations	5,028	3,939	14,835	13,191

Other income, net	20	24	100	175

Income before income taxes	5,048	3,963	14,935	13,366

Income tax benefit (expense)	—	451	(43)	(241)

Net income	$5,048	$4,414	$14,892	$13,125

Basic earnings per share	$0.15	$0.13	$0.45	$0.40

Diluted earnings per share	$0.15	$0.13	$0.45	$0.40

Weighted average common shares (basic)	32,827	32,792	32,820	32,784

Weighted average common shares (diluted)	33,111	33,113	33,118	33,097

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Cash Flows

Amounts in thousands

	Year ended December 31,
	2011	2010
Cash flows from operating activities:
Continuing operations
Income (loss) from continuing operations	$14,892	$13,125
Adjustments to reconcile income (loss) from continuing operations to net cash used in operations:
Depreciation and amortization	745	755
Non cash share-based payments	1,684	1,684
Provision for bad debts	3	—
Deferred tax benefit	—	(3,170)
Non cash expense- extension of expiration date of warrant to related party	1,740	—
Changes in operating assets and liabilities:
Accounts receivable	1,197	(790)
Inventory, prepaid expenses, and other current assets	991	(298)
Other assets	184	211
Accounts payable and accrued expenses	(912)	(3,403)
Deferred revenue	(40,960)	(40,891)
Net cash used in continuing operations	(20,436)	(32,777)
Discontinued operations
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	—	(412)
Net cash used in discontinued operations	—	(412)

Net cash used in operating activities	(20,436)	(33,189)

Cash flows from investing activities:
Purchases of property and equipment	(81)	(148)
Proceeds from sale of investments available for sale	20,805	33,598
Purchases of investments available for sale	(220)	(270)
Net cash provided by investing activities	20,504	33,180

Cash flows from financing activities:
Principal payments on capital lease obligations and notes payable	—	(3)
Restricted cash	129	145
Proceeds from the issuance of preferred and common stock, net	22	3
Net cash provided by financing activities	151	145

Net increase in cash	219	136
Cash at beginning of period	1,442	1,306

Cash at end of period	$1,661	$1,442